Exhibit 10.29
BARNES GROUP INC.
STOCK AND INCENTIVE AWARD PLAN
RESTRICTED STOCK UNIT SUMMARY OF GRANT
For Directors

Barnes Group Inc., a Delaware corporation (the “Company”), under the 2014 Barnes Group Inc. Stock and Incentive Award Plan, as may be amended from time to time (the “Plan”), hereby grants to the individual named below (“You” or “Grantee”) this Restricted Stock Unit Award (the “Grant”), representing the number of restricted stock units set forth below (each a “Restricted Stock Unit”). This Grant entitles You to receive, without payment to the Company and at the applicable time or times set forth below, a number of shares of Common Stock equal to the number of Restricted Stock Units listed below that vest subject to this Restricted Stock Unit Summary of Grant (this “Summary of Grant”), and the Restricted Stock Unit Agreement attached as Exhibit A (the “Restricted Stock Unit Agreement”) and the Plan, both of which are incorporated herein by reference and made part hereof. The Grant also entitles You to be paid Dividend Equivalents as set forth in the Restricted Stock Unit Agreement. Unless otherwise defined, capitalized terms used in this Summary of Grant and the Restricted Stock Agreement have the meanings set forth in the Plan.

Grantee:	[__________________________]
Grant Date:	FEBRUARY XX, 20XX
Number of Restricted Stock Units and Vesting Schedule:	[________] Restricted Stock Units. The Restricted Stock Units will vest as follows:
	No. of Restricted Stock Units	Vesting Date
	25%	MAY 1, 20XX
	25%	AUGUST 1, 20XX
	25%	NOVEMBER 1, 20XX
	25%	FEBRUARY 1, 20XX

Except as provided otherwise in the Restricted Stock Unit Agreement, the Restricted Stock Units will vest in accordance with the foregoing vesting schedule if You remain in continued service with the Company through the applicable vesting date.

Grant Acceptance:

You agree to be bound by the Plan, the Restricted Stock Unit Agreement and this Summary of Grant by electronically acknowledging and accepting the Grant following the date of the Company’s electronic or other written notification to You of the Grant. You accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, this Summary of Grant or the Restricted Stock Unit Agreement. In no event do You acquire any rights to the Grant unless You electronically accept, no later than 60 days after the Grant Date, this Summary of Grant and the attached Restricted Stock Unit Grant Agreement.

You acknowledge that the Plan and the Plan prospectus are available as part of the online grant package with E*Trade and Barnes Net at http://barnesnet.barnesgrp.net/Legal/default.aspx, respectively, and that paper copies of the Plan and the Plan prospectus are available upon request by contacting the Manager, Stockholder Relations, Monique B. Marchetti, at mmarchetti@bginc.com or 860-973-2185.

EXHIBIT A
RESTRICTED STOCK UNIT AGREEMENT
FOR DIRECTORS
Under the provisions of the 2014 Barnes Group Inc. Stock and Incentive Award Plan, as may be amended from time to time, (the “Plan”), the Compensation and Management Development Committee of the Company’s Board of Directors (the “Committee”) has authorized the execution of this Agreement. Capitalized terms used in this Agreement and not otherwise defined herein will have the same meaning as provided for in the Plan or Summary of Grant, as applicable.
NOW, THEREFORE, in consideration of the agreements of each, and for other good and valuable consideration, the parties agree as follows:
1.Dividend Equivalents. On each date on which a dividend (other than a dividend paid in Common Stock, which is subject to the adjustment provided in Section 10 of the Plan) is paid to the holders of Common Stock, the record date of which falls during the period commencing on the Grant Date and ending on the first date on which all of the Restricted Stock Units have either been forfeited pursuant to this Agreement or paid pursuant to this Agreement as in effect from time to time on or after the Grant Date (a “Dividend Payment Date”), the Company will pay You an amount of money (“Dividend Equivalents”) determined by multiplying (a) the number of the Restricted Stock Units (if any) that were neither forfeited nor paid on or before such dividend record date, times (b) the dividend per share paid on such Dividend Payment Date. However, if the dividend is paid in property other than cash, the amount of money to be paid to You in respect of such dividend will be determined by multiplying (i) the number of the Restricted Stock Units (if any) that were neither forfeited nor paid on or before such dividend record date, times (ii) the fair market value on such Dividend Payment Date of the property that was paid per share of Common Stock as a dividend on such Dividend Payment Date. The fair market value of the property that was paid will be determined by the Committee in its sole and absolute discretion.

For the avoidance of doubt: Your entitlement to be paid Dividend Equivalents pursuant to the first or second sentence of this Section is contingent on Your not having a “Separation from Service” on or before the record date of such Dividend Equivalents or the applicable vesting date of the Restricted Stock Units to which the Dividend Equivalents relate.
2.Forfeiture of Restricted Stock Units. Notwithstanding the vesting schedule contained in the Restricted Stock Unit Summary of Grant, the vesting schedule may change under one of the following conditions:

(a)Voluntary or Involuntary Termination. If You have a Separation from Service for any reason other than (i) death, (ii) Disability, or (iii) Separation from Service by Retirement, any Restricted Stock Units that have not become non-forfeitable on or before the date on which You have a Separation from Service will be forfeited as of that date, and all of Your rights and interest in and to such forfeited Restricted Stock Units will thereupon terminate without payment of consideration by the Company. No Grant or other amount payable to You will be reduced by the amount of any Dividend Equivalents previously paid to You with respect to the forfeited Restricted Stock Units.

(b)Death or Disability. If You have a Separation from Service on account of Your death or incur a Disability (and irrespective of whether a Separation from Service occurs at the time of such Disability), then any Restricted Stock Units that did not become non-forfeitable before the date on which Your death or Disability occurs will become non-forfeitable on that date.

(c)Retirement. If You have a Separation from Service by Retirement (so long as there is no Cause), then the portion of any Restricted Stock Units that did not become non-forfeitable before the date of Separation from Service by Retirement will become non-forfeitable on that date.

(d)Change in Control. If You did not have a Separation from Service before the date, if any, on which a “change in control event” occurs (within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i) & (ii)), then, any Restricted Stock Units that did not become non-forfeitable before the change in control event will become non-forfeitable on the date of the change in control event.

(e)Acceptance. By electronically accepting this Grant, You irrevocably consent to any forfeiture of Restricted Stock Units required or authorized by this Agreement.

3.Issuance of Shares. If a Restricted Stock Unit becomes non-forfeitable pursuant to the terms of this Agreement, a share of Common Stock will be credited to a brokerage account established by the Company in Your name (or, in the event of Your death, in the name of Your Beneficiary) in payment of such Restricted Stock Unit on the date on which the Restricted Stock Unit becomes non-forfeitable, or as soon as practicable thereafter, but not later than 60 days thereafter (which date during that 61 day period will be determined by the Company). All shares of Common Stock issued under this Agreement will be duly authorized, validly issued, fully paid and non-assessable.

4.Code Section 409A. Notwithstanding the preceding provisions of this Section or any other provision of this Agreement to the contrary, if You are a specified employee (within the meaning of Treasury Regulation Section 1.409A-1(i)) on the date of a Separation from Service, any payment to be made pursuant to this Agreement that constitutes deferred compensation that is subject to Section 409A of the Code and that is to be paid due to a Separation from Service during the 6 month period following a Separation from Service (a “Delayed Payment”) will not be paid during that 6 month period but will instead be accumulated and paid on the first day of the seventh month following the date of the Separation from Service (or, if earlier, within 14 days after the death of You)(the “Delayed Payment Date”). For the avoidance of doubt, the preceding sentence will apply to any payment (and only to any payment) pursuant to this Agreement to which Code Section 409A(a)(2)(B)(i) (relating to specified employees) applies, and will not apply to any payment that is not subject to Code Section 409A as a result of Treasury Regulation Section 1.409A-1(b)(4) (relating to short-term deferrals) or otherwise. Also for the avoidance of doubt, any Delayed Payment will accrue Dividend Equivalents until it is paid pursuant to the preceding provisions of this Section, which Dividend Equivalents will be accumulated and deemed reinvested in additional Restricted Stock

Units at Fair Market Value on the Dividend Payment Date of such Dividend Equivalents (which additional Restricted Stock Units may also accrue Dividend Equivalents) and which will be paid (in money) on the Delayed Payment Date based on the Fair Market Value of such additional Restricted Stock Units on the Delayed Payment Date. Your right to any series of payments of Restricted Stock Units or Dividend Equivalents pursuant to this Agreement will be treated as a right to a series of separate payments within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii), including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation Section 1.409A-1(b)(4).

5.Your Commitments; Recoupment.

(a)If You, at any time before the Grant terminates: (i) directly or indirectly, whether as an owner, partner, shareholder, consultant, agent, employee, investor or in any other capacity, accept employment by, render services for or otherwise assist any other business which competes with the business conducted by the Company or any of its Subsidiaries in which You worked during Your last 2 years with the Company or any of its Subsidiaries; (ii) directly or indirectly, hire or solicit or arrange for the hiring or solicitation of any employee of the Company or any of its Subsidiaries, or encourage any such employee to leave such employment; (iii) use, disclose, misappropriate or transfer confidential or proprietary information concerning the Company or any of its Subsidiaries (except as required by Your work responsibilities with the Company or any of its Subsidiaries); or (iv) are convicted of a crime against the Company or any of its Subsidiaries; or (v) engage in any activity in violation of the policies of the Company or any of its Subsidiaries, including without limitation the Company’s Code of Business Ethics and Conduct, or, at any time, engage in conduct adverse to the best interests of the Company or any of its Subsidiaries; then should any of the foregoing events occur, the Grant will be canceled, unless the Committee, in its sole discretion, elects not to cancel such Grant. The obligations in this Section are in addition to any other agreements related to non-competition, non-solicitation and preservation of Company confidential and proprietary information entered into between You and the Company, and nothing herein is intended to waive, modify, alter or amend the terms of any such other agreement.

(b)You agree that You will be subject to any compensation, clawback and recoupment policies that may be applicable to You, as in effect from time to time and as approved by the Board or the Committee, whether or not approved before or after the Grant Date.

6.Restrictions on Grant. In no event may (a) You sell, exchange, transfer, assign, pledge, hypothecate, mortgage or dispose of the Grant or any interest therein, nor (b) the Grant or any interest therein be subject to anticipation, attachment, garnishment, levy, encumbrance or charge of any nature, voluntary or involuntary, by operation of law or otherwise and any attempt to do so, whether voluntary or involuntary, will be null and void and no other party will obtain any rights to or interest in the Grant. You may designate a Beneficiary to receive the Grant in the event of Your death in accordance with Section 2(c) of the Plan. Any Beneficiary will receive the Grant subject to all of the terms, conditions and restrictions set forth in this Agreement, including but not limited to the forfeiture provisions set forth in this Agreement.

7.Taxes and Withholding. The Committee may cause to be made, as a condition precedent to any payment or transfer of stock hereunder, appropriate arrangements for the withholding of any Federal, state or local taxes. If applicable, the Company will have the right, in its discretion, to deduct from any Dividend Equivalents payable pursuant to this Agreement, and from any shares to be issued pursuant to this Agreement, cash and/or shares, valued at Fair Market Value on the date of payment, in an amount necessary to satisfy all Federal, state and local taxes required by law to be withheld with respect to such Dividend Equivalents, cash and/or shares. You may be required to pay to the Company, prior to delivery of certificates representing such shares and prior to such shares being credited to a book entry account in Your name, the amount of any such taxes. The Company will accept whole shares of Common Stock of equivalent Fair Market Value in payment of the Company’s minimum statutory withholding tax obligations if You elect to make payment in shares.

8.Compliance with Law. The Company will make reasonable efforts to comply with all applicable federal and state securities laws. However, no shares or other securities will be issued pursuant to this Agreement if their issuance would result in a violation of any such law. If at any time the Committee determines, in its discretion, that the listing, registration or qualification of any shares subject to this Grant upon any securities exchange or under any state or Federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of this Grant or the issue of shares hereunder, no rights under the Grant may be exercised and shares of Common Stock may not be issued pursuant to the Grant, in whole or in part, unless such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Committee and any delay will in no way affect the dates of vesting or forfeiture of the Grant.

9.Amendments; Integrated Agreement. This Agreement may only be amended in a writing signed by You and an officer of the Company duly authorized to do so. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

10.Relation to Plan; Interpretation. The Grant is granted under the Plan, and the Grant and this Agreement are each subject to the terms and conditions of the Plan, which is incorporated in this Agreement by reference. In the event of any inconsistent provisions between this Agreement and the Plan, the provisions of the Plan control. References to Sections are to Sections of this Agreement unless otherwise noted. The titles to Sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any Section.

11.Notices. Any notice hereunder by You will be given to the Senior Vice President Human Resources and the Corporate Secretary in writing and such notice and any payment by You will be deemed duly given or made only upon receipt by the Corporate Secretary at Barnes Group Inc., 123 Main Street, Bristol, Connecticut 06010, U.S.A., or at such other address as the Company may designate by notice to You. Any notice to You will be in writing and will be deemed duly given if delivered to You in person or mailed or otherwise delivered to You at such address as You may have on file with the Company from time to time.

12.Interpretation and Disputes. This Agreement will be interpreted and construed, and all determinations will be made, by the Committee, and any such interpretation, construction or determination will be final, binding and conclusive on the Company and You. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan will govern.

Any claim, demand or controversy arising from such interpretation, construction or determination by the Committee shall be submitted first to a mediator in accordance with the rules of the American Arbitration Association (“AAA”) by submitting a mediation request to the Administrator within 30 days of the date of the Committee’s interpretation or construction. The mediation process shall conclude upon the earlier of: (i) the resolution of the dispute; (ii) a determination by either the mediator or one or more of the parties that all settlement possibilities have been exhausted and there is no possibility of resolution; or (iii) 30 days have passed since the filing of a request to mediate with the AAA. A party who has previously submitted a dispute to mediation, and which dispute has not been resolved, may submit such dispute to binding arbitration pursuant to the rules of the AAA. Any arbitration proceeding for such dispute must be initiated within 14 days from the date that the mediation process has concluded. The prevailing party shall recover its costs and reasonable attorney’s fees incurred in such arbitration proceeding. You and the Company specifically understand and agree that the failure of a party to timely initiate a proceeding hereunder shall bar the party from any relief or other proceeding and any such dispute shall be deemed to have been finally and completely resolved. All mediation and arbitration proceedings shall be conducted in Bristol, Connecticut or such other location as the Company may determine and You agree that no objection shall be made to such jurisdiction or venue, as a forum non conveniens or otherwise. The arbitrator’s authority shall be limited to resolution of the legal disputes between the parties and the arbitrator shall not have authority to modify or amend this Agreement or the Committee’s interpretation or construction thereof, or abridge or enlarge rights available under applicable law. Any court with jurisdiction over the parties may enforce any award made hereunder.

13.General.

(a)Nothing in this Agreement confers upon You any right to continue in the employ or other service of the Company or any Subsidiary, or limit in any manner the right of the Company, its stockholders or any Subsidiary to terminate Your employment or adjust Your compensation.

(b)You have no rights as a stockholder with respect to any shares that may be issued pursuant to this Agreement until the date of issuance to You of a stock certificate for such shares or the date of a credit for such shares in a brokerage account in Your name.

(c)This Agreement is binding upon the successors and assigns of the Company and upon Your Beneficiary, estate, legal representatives, legatees and heirs.

(d)This Agreement is governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(e)If applicable, any shares that may be earned pursuant to this Agreement are intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code. Any provision of this Agreement that would prevent any such shares from so qualifying will be administered, interpreted and construed to carry out such intention, and any provision that cannot be so administered, interpreted and construed will to that extent be disregarded.

14.Definitions.

(a)“Cause” means (i) Your willful and continued failure to substantially perform Your duties with the Company (other than any such failure resulting from the Your incapacity due to physical or mental illness) or (ii) Your willful engaging in conduct which is demonstrably and materially injurious to the Company or its Subsidiaries, monetarily or otherwise.

(b)“Disability” means “disability” as set forth in Treasury Regulation Section 1.409A-3(i)(4)(i).

(c)“Separation from Service” means ceasing to be a member of the Board which constitutes a “separation from service with the employer” within the meaning of Treasury Regulation Section 1.409A-1(h), where the “employer” means the Company and all corporations and trades or businesses with which the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code (as determined in accordance with the first sentence of Treasury Regulation Section 1.409A-1(h)(3)).

(d)“Separation from Service by Retirement” means a Separation from Service from the Company in accordance with the Company’s corporate governance guidelines.

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